Exhibit 99.1

Investor Relations Contact:

Maria Quillard

Xilinx, Inc.

(408) 879-4988

ir@xilinx.com

XILINX ANNOUNCES DISMISSAL OF SHAREHOLDER DERIVATIVE LAWSUITS

SAN JOSE, CA, JANUARY 8, 2007 — Xilinx, Inc. (Nasdaq: XLNX) today announced that the U.S. District Court for Northern District of California has dismissed the consolidated shareholder derivative lawsuits that were filed against members of the Company’s Board of Directors and certain of the Company’s officers. The complaints alleged, among other things, mismanagement of corporate assets by the defendants for failing to halt the backdating of certain stock options.

On November 30, 2006 the United States Securities and Exchange Commission (SEC) formally notified Xilinx that its investigation of Xilinx’s stock option granting practices had been terminated and that no enforcement action had been recommended.  An investigation of the Company’s historical stock option-granting practices found no evidence of fraud in the Company’s practices in granting of stock options, nor any evidence of manipulation of the timing or exercise price of stock option grants.  The investigation further found no issues of management integrity in the issuance of stock options.

“We are pleased with the positive outcome of the investigation into Xilinx’s stock option granting and are happy to have the shareholder litigation related to this subject now closed. We have been exonerated,” stated Wim Roelandts, Xilinx’s chairman, president and chief executive officer.

About Xilinx

Xilinx, Inc. (NASDAQ: XLNX) is the worldwide leader of programmable logic solutions. Additional information about Xilinx is available at http://www.xilinx.com.